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MindMed Reports Third Quarter 2022 Financial Results and Business Highlights

– Phase 2b dose-optimization trial in patients with Generalized Anxiety Disorder with first patients dosed in Q3 2022 and expect key clinical readout in late 2023 –

– Advanced IND-enabling studies for MM-402 and initiated Phase 1 investigator-initiated trial in Q3 2022 –

– Cash and cash equivalents of $154.5 million expected to fund current operating plan into first half of 2025 -

– Company to host conference call today at 8:30 AM ET –

NEW YORK, November 10, 2022 -- Mind Medicine (MindMed) Inc. (NASDAQ: MNMD), (NEO: MMED), (the “Company” or "MindMed"), a clinical stage biopharmaceutical company developing novel products to treat brain health disorders, today reported its financial results for the quarter ended September 30, 2022.

“We are pleased with the progress made in the third quarter as we continue executing on our core development programs (MM-120 and MM-402) and accelerating preparations for Phase 3 studies – all with the goal of bringing our treatments to market as efficiently as possible for the benefit of both patients and shareholders. During the quarter, we initiated enrollment in the largest well-controlled clinical trial of LSD, a 200-patient Phase 2b trial in patients diagnosed with Generalized Anxiety Disorder (GAD), with data expected in the second half of 2023. Additionally, we continue our efforts to bring MM-402 into human clinical studies,” said Robert Barrow, Chief Executive Officer and Director of MindMed. "Throughout the third quarter, we have taken meaningful steps to reduce our cash expenditures and we further bolstered our balance sheet, by raising approximately $60 million. We believe our strong financial position provides the Company the necessary funding to prepare for later stage clinical development of MM-120 while continuing our pursuit to retain, protect, and build the intellectual property portfolio of the Company.”

Business Update

The Company enhanced and strengthened its financial resources with approximately $60.0 million in gross proceeds as a result of sales pursuant to our at-the-market selling program and a public offering. During the quarter, the Company also regained compliance with Nasdaq’s minimum bid price listing requirement.

Development Program Updates and Anticipated Milestones:

MM-120 (LSD D-tartrate): a proprietary, pharmaceutically optimized form of lysergic acid diethylamide (LSD) that is primarily being developed for the treatment of generalized anxiety disorder (GAD).

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In August 2022, the Company initiated patient dosing in the Phase 2b dose-optimization study of MM-120 for the treatment of GAD. Patient enrollment is currently ongoing and topline results are expected in the second half of 2023.
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In September 2022, results from a Phase 2 placebo-controlled investigator-initiated clinical trial of LSD in the treatment of anxiety disorders (LSD-Assist Study) were published in the peer-reviewed scientific journal Biological Psychiatry. Topline results in 46 patients with clinically significant anxiety demonstrated the significant, rapid, durable, and beneficial effects of LSD and its potential to safely mitigate symptoms of anxiety and depression.
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Enrollment is ongoing for Study MMED007, a Phase 2a proof-of-concept trial for the treatment of ADHD. The study is designed to assess the safety and efficacy of repeated low-dose MM-120 administration. The Company expects topline results in the second half of 2023.
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The Company continues to prioritize and focus its current development efforts and resources on MM-120 in psychiatric indications. MindMed currently owns and retains all clinical data and manufacturing rights for MM-120 and is aggressively protecting and expanding its intellectual property portfolio.

MM-402 or R(-)-MDMA: a synthetic R-enantiomer of 3,4-Methylenedioxymethamphetamine

(MDMA) that the Company is developing for the treatment of core symptoms of autism spectrum disorder.

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IND-enabling studies are currently ongoing and initiation of a Phase 1 clinical trial of MM-402 is planned in 2023.
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A Phase 1 pharmacokinetic/pharmacodynamic investigator-initiated trial of R(-)-MDMA, S(+)-MDMA and R/S-MDMA in healthy volunteers is currently underway through the Company’s collaboration with the University Hospital Basel in Switzerland.

Third Quarter 2022 Financial and Other Recent Highlights

Cash Balance. As of September 30, 2022, MindMed had cash and cash equivalents totaling $154.5 million compared to $133.5 million as of December 31, 2021. MindMed believes its available cash and cash equivalents will be sufficient to meet its operating requirements into the first half of 2025.

Net Cash in Operating Activities. The net cash used in operating activities was $37.3 million for the nine months ended September 30, 2022, compared to $38.0 million for the same period in 2021.

Research and Development (R&D). R&D expenses were $7.8 million for the three months ended September 30, 2022, compared to $9.0 million for the three months ended September 30, 2021, a decrease of $1.2 million. The decrease was primarily due to a decrease of $1.4 million of external costs related to the MM-110 research program and $0.8 million decrease in preclinical activities. This decrease was partially offset by an increase of internal personnel costs of $1.5 million as we continue to expand our in-house research and development capabilities. For the nine months ended September 30, 2022, research and development expenses were $27.3 million, compared to $23.9 million for the nine months ended September 30, 2021, an increase of $3.4 million. The increase was primarily driven by an increase of $5.6 million of internal personnel costs related to additional research and development headcount and an increase of $2.9 million external costs related to the MM-120 research program. These increases were partially offset by a decrease of external costs related to the MM-110 research program of $3.7 million.

General and Administrative (G&A). G&A expenses were $9.2 million for the three months ended September 30, 2022, compared to $8.2 million for the three months ended September 30, 2021, an increase of $1.0 million. The increase was primarily related to issuance costs related to the Company's public equity offering which closed during the third quarter. For the nine months ended September 30, 2022, general and administrative expenses were $25.1 million, compared to $52.4 million for the nine months ended September 30, 2021, a decrease of $27.3 million. The decrease was primarily due to a decrease of $26.4 million in non-cash stock-based compensation expenses relating to the modification of stock option awards and RSUs recorded during the nine months ended September 30, 2021.

Net Loss. The net loss for the three months ended September 30, 2022 was $16.5 million, compared to $17.2 million for the same period in 2021. For the nine months ended September 30, 2022, net loss was $51.9 million compared to $76.2 million for the same period in 2021.

Conference Call and Webcast Reminder

MindMed management will host a conference call at 8:30 AM ET today to provide a corporate update and review the company’s third quarter 2022 financial results. Individuals may participate via telephone by dialing (888) 999-3182 (domestic) or (848) 280-6330 (international) and using conference ID 8072033. The webcast can be accessed on MindMed’s Investor Resources webpage. The webcast will be archived on the company’s website for at least 30 days after the conference call.

About MindMed

MindMed is a clinical stage biopharmaceutical company developing novel products to treat brain health disorders. Our mission is to be the global leader in the development and delivery of treatments that unlock new opportunities to improve patient outcomes. We are developing a pipeline of innovative drug candidates, with and without acute perceptual effects, targeting the serotonin, dopamine and acetylcholine systems.

MindMed trades on NASDAQ under the symbol MNMD and on the Canadian NEO Exchange under the symbol MMED.

Forward-Looking Statements

Certain statements in this news release related to the Company constitute “forward-looking information” within the meaning of applicable securities laws and are prospective in nature. Forward-looking information is not based on historical facts, but rather on current expectations and projections about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. These statements generally can be identified by the use of forward-looking words such as "will", "may", "should", "could", "intend", "estimate", "plan", "anticipate", "expect", "believe", "potential" or

"continue", or the negative thereof or similar variations. Forward-looking information in this news release include, but are not limited to, statements regarding anticipated upcoming milestones and studies, results and timing of clinical studies, and the availability of cash and cash equivalents. There are numerous risks and uncertainties that could cause actual results and the Company’s plans and objectives to differ materially from those expressed in the forward-looking information, including history of negative cash flows; limited operating history; incurrence of future losses; availability of additional capital; lack of product revenue; compliance with laws and regulations; difficulty associated with research and development; risks associated with clinical trials or studies; heightened regulatory scrutiny; early stage product development; clinical trial risks; regulatory approval processes; novelty of the psychedelic inspired medicines industry; as well as those risk factors discussed or referred to herein and the risks described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and its Quarterly Report on Form 10-Q for the period ended June 30, 2022 under headings such as “Special Note Regarding Forward-Looking Statements,” and “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other filings and furnishings made by the Company with the securities regulatory authorities in all provinces and territories of Canada which are available under the Company’s profile on SEDAR at www.sedar.com and with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events, changes in expectations or otherwise.

For Media: media@mindmed.co

For Investors: ir@mindmed.co

Mind Medicine (MindMed) Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$7,772	$9,019	$27,339	$23,906
General and administrative	9,211	8,208	25,092	52,390
Total operating expenses	16,983	17,227	52,431	76,296
Loss from operations	(16,983)	(17,227)	(52,431)	(76,296)
Other income/(expense):
Interest income/(expense), net	360	(64)	443	(220)
Foreign exchange gain/(loss), net	138	(40)	94	94
Other income	—	135	1	215
Total other income	498	31	538	89
Loss before income taxes	(16,485)	(17,196)	(51,893)	(76,207)
Income taxes	—	—	—	—
Net loss	(16,485)	(17,196)	(51,893)	(76,207)
Other comprehensive gain/(loss):
(Loss)/gain on foreign currency translation	(107)	(383)	(303)	380
Comprehensive loss	$(16,592)	$(17,579)	$(52,196)	$(75,827)
Net loss per common share, basic and diluted	$(0.56)	$(0.61)	$(1.82)	$(2.81)
Weighted-average common shares, basic and diluted	29,296,333	28,013,809	28,566,161	27,124,297

Mind Medicine (MindMed) Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	September 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$154,519	$133,539
Prepaid and other current assets	1,826	3,676
Right of use asset	165	—
Total current assets	156,510	137,215
Goodwill	19,918	19,918
Intangible assets, net	4,479	6,869
Total assets	$180,907	$164,002

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$824	$4,178
Accrued expenses	7,467	$6,230
2022 USD Financing Warrants	17,747	—
Total current liabilities	26,038	10,408
Other liabilities, long-term	1,276	1,930
Total liabilities	27,314	12,338

Commitments and contingencies (Note 11)
Shareholders' Equity:
Common shares, no par value, unlimited authorized as of September 30, 2022 and December 31, 2021; 37,541,115 and 28,126,414 issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	342,415	288,290
Accumulated other comprehensive (loss)/income	743	1,046
Accumulated deficit	(189,565)	(137,672)
Total shareholders' equity	153,593	151,664
Total liabilities and shareholders' equity	$180,907	$164,002